Exhibit 10(i)

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of

Massachusetts Mutual Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 22 to Registration Statement No. 2-75413 on Form N-4 of our reports dated February 17, 2003 for the Massachusetts Mutual Variable Annuity Separate Account I - Variable Annuity Fund 4 Segment and Flex Annuity IV (Qualified) Segment and the Massachusetts Mutual Variable Annuity Separate Account 2 - Flex Annuity IV (Non-Qualified) Segment, and of our report dated March 6, 2003, on Massachusetts Mutual Life Insurance Company (which report on Massachusetts Mutual Life Insurance Company expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the adoption, effective January 1, 2001, of certain statutory accounting practices as a result of the Commonwealth of Massachusetts Division of Insurance’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, which practices differ from accounting principles generally accepted in the United States of America) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 24, 2003